EXHIBIT 11
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                           GRACO INC. AND SUBSIDIARIES

               COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                (Unaudited)

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                                                  Thirteen Weeks Ended
                                         March 31, 1994         April 1, 1994
                                         (In thousands except per share amounts)

Net earnings applicable to common stock:

 Net earnings                                    $5,436                $1,836

 Less dividends on preferred stock                   19                    19

                                                 $5,417                $1,817


Average number of common and common
 equivalent shares outstanding:

 Average number of common
  shares outstanding                             11,416                11,515

 Dilutive effect of stock options
  computed on the treasury stock method              83                    65


                                                 11,499                11,580


Net earnings per common share
 and common equivalent share                      $0.47                 $0.16



Primary and fully diluted earnings per share are substantially the same.
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